Exhibit 99.1

NEWS RELEASE	For Immediate Release

	Contact:	Joe Fazzino
860-263-4725
joe.fazzino@virtus.com

Virtus Investment Partners Announces Election of Two Board Members

Melody Jones and Stephen Zarrilli Join Board

Hartford, CT, October 9, 2014 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced the election of Melody L. Jones and Stephen T. Zarrilli to the company’s board of directors.

Jones is the chief administrative officer of CEB (NYSE: CEB), a global research and advisory company, and Zarrilli is president and chief executive officer of Safeguard Scientifics (NYSE:SFE), a provider of growth capital to technology and healthcare companies.

"Melody and Steve bring significant executive leadership experience to our board and we are pleased to add directors with their expertise as part of our strategic, long-term board succession planning,” said Mark Treanor, chairman of the board. “Melody has successfully led the human resources, information technology and operations functions at global organizations, and Steve has used his strategic and financial skills as a CEO and CFO to grow and manage a diverse group of public and private companies. We welcome both of them to the board.”

Jones has been chief administrative officer at CEB since 2012 and manages the company’s global Product Development function with additional responsibility for CEB’s human resources, information technology, legal, and communications functions. She joined CEB in 2005 as chief human resources officer after serving as global head of human resources at T. Rowe Price, an investment management firm, and earlier as chief human resources officer at Aon Corporation, an insurance brokerage and consulting company. She also served as a senior consultant with Organizational Dynamics, Inc.; a member of the senior leadership team of HR Strategies, Inc.; and held several leadership positions at Citicorp Mortgage.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

She holds a bachelors and a master of fine arts degree from Southern Illinois University and completed post-graduate work in Organizational Psychology at the University of Missouri.

Zarrilli, who has been president and CEO of Safeguard Scientifics since 2012, has served as CEO and CFO of both publicly traded and privately-held, venture-backed companies. He joined Safeguard Scientifics in 2006 as senior vice president, chief financial officer and chief administrative officer. Previously he was the chairman and CEO of Penn Valley Group, a management advisory firm that he founded, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte LLP.

He earned a bachelor of science degree in accounting from LaSalle University in Philadelphia and completed the Advanced Management Program (AMP) at the Wharton School at the University of Pennsylvania. He is a member of the boards of Safeguard Scientifics and NutriSystem Inc. and is a frequent lecturer on corporate governance, financial management, organizational and capital development matters.

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliated managers include Cliffwater Investments, Duff & Phelps Investment Management, Euclid Advisors, Kayne Anderson Rudnick Investment Management, Kleinwort Benson Investors International, Newfleet Asset Management, Newfound Investments, Rampart Investment Management, and Zweig Advisers. Additional information can be found at virtus.com.

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Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com